Gibraltar

Third-Quarter 2006

Earnings Conference Call

October 26, 2006

Final

KEN

Thank you, and welcome to our quarterly conference call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night and in our filings with the SEC.

If you did not receive the news release on our third-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I’d like to turn the call over to Gibraltar’s chairman and chief executive officer, Brian Lipke.

BRIAN

Thanks, Ken.

Good morning everyone and thanks for being with us on the call today.  With me today is Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Ken Houseknecht, our VP of Communications and Investor Relations.

This morning, I’m going to focus my comments on four areas:

y Our third-quarter results;

y Our performance in the first nine months of 2006;

y The operating environment we see in the fourth quarter and as we look ahead to next year; and

y Of course, I’ll spend a few minutes on the continuing development of our strategic transformation into a stronger, more focused business and all that of course is aimed at creating improved shareholder value.

Following that, Dave will discuss our financial results in greater detail. Henning will then take over and review our corporate and segment performance, and provide a more detailed review of our outlook for the fourth quarter and the year ahead. After our prepared remarks are completed, we will open the call to any questions that any of you may have.

As we said in our news release, the third quarter was another good one for Gibraltar, with sales up 36%, an operating margin of 10.7%, net income increasing by 69%, and earnings per share growing by 65%.

All of these results were the best for any third quarter in Gibraltar’s history.

This performance is even more impressive when you consider that some of our end markets – most notably the new housing sector and automotive marketplace – began to soften during the quarter, with this softening being partially offset by the continuing strength in the commercial and industrial building markets that we’re now serving.

Our results in the first nine months of 2006 have also been very strong, with sales advancing by 37%, an operating margin of 9.9%, net income growing by 53%, and earnings per share up by 52%.

These results are also the best nine-month results in Gibraltar’s history.

So, clearly our focus on improving the operating characteristics of our business, along with our customer, market, and geographic diversification, is allowing us to perform well, even with changing economic conditions, fluctuating raw material prices, and downturns in some sectors of the economy.

Looking ahead to the fourth quarter and the coming year, we fully expect to generate record results in 2006. And even with softening in some of our markets, we have plans in place that should enable us to continue and build on that momentum in the coming year.

Keep in mind that in the 13 years since our Initial Public Offering back in 1993, we have generated record sales and earnings 11 times – and now Gibraltar of course in 2006 is a much larger, stronger, and more focused company than it was back in those early days.

The continued strength of the commercial and industrial building markets, now a growing and important part of our business – which offer us numerous growth opportunities –provides an offset to the slowdown in the new-build residential housing market.

And even though the traditional automotive companies remain important customers for Gibraltar, our business with the transplants and their suppliers is growing steadily, and today accounts for approximately one-third of our auto business.

We are now better positioned to withstand the impact of the softening in other parts of our business.

In every part of our company, we are taking steps to make Gibraltar stronger, better focused, and more resilient by diversifying our customer base, focusing our mix of businesses, and expanding our geographic reach. And this is a process that’s ongoing for Gibraltar.

As we look ahead to 2007, we see a broad range of opportunities to improve our operating performance and grow the company in spite of a softening operating environment, which we think will persist in the first half of the year, with conditions gradually improving as the year progresses.

I use the term softening based on a number of factors, including the September economic forecast from the Manufacturers Alliance, which calls for 16.2 million light automotive build for 2007, down slightly from a 16.6 million estimate for 2006; and housing starts are estimated to be 1.72 million in 2007 versus 1.9 million in 2006 (again down slightly), again down slightly. Both markets are projected to be down, but not dramatically.

As always, we continue to actively evaluate a wide range of acquisition opportunities – and expect 2007 will see transactions – which will further focus our operations and provide growth and resiliency.

I would also note that acquisition pricing historically tends to be more favorable to the buyer as the economy moderates.

That concludes my opening comments. At this point, I’ll turn the call over to Dave and Henning.

Dave.

DAVE

Thanks, Brian.

As Brian noted, the third quarter was another very strong one for Gibraltar.

Sales from continuing operations of $336 million dollars in the third quarter were the highest for any third quarter in Gibraltar’s history, and increased by approximately 36% from a year ago.

For the first nine months of 2006, sales from continuing operations were $1.012 billion dollars, up by approximately 37% when compared to the first nine months of 2005.

The sales increase during the quarter and in the first nine months of 2006 was largely due to strong growth in the industrial and commercial building product markets we serve.

Income from operations of $36.1 million dollars in the quarter increased by 70% from $21.2 million in the third quarter of last year. For the first nine months of 2006, income from operations was $99.8 million dollars, up 62% from $61.8 million dollars in the first nine months of 2005.

Third-quarter income from continuing operations of $18.3 million dollars increased by 69%, compared to $10.8 million dollars in the third quarter of last year.

Earnings per share from continuing operations of $.61 in the third quarter of 2006 increased by 65%, when compared to $.37 per share in the third quarter of last year.

During the first nine months of the year, income from continuing operations was $49.8 million dollars, an increase of approximately 53% compared to the first nine months of 2005.

Earnings per share from continuing operations of $1.66 in the first nine months of 2006 increased by 52%, compared to $1.09 per share in the first nine months of last year.

Selling, general, and administrative expenses amounted to $33.7 million dollars during the quarter, or 10% of sales, compared to $26.4 million dollars, or 10.6% of sales, in the same quarter of last year.

Total interest expense amounted to $6.4 million dollars in the quarter, compared to $2.7 million dollars in the third quarter of last year, largely as a result of higher average borrowing levels, primarily from acquisitions, as well as higher overall interest rates.

Our return on sales from continuing operations in the quarter was 5.4%, compared to 4.4% in the third quarter of 2005.

From a cash flow perspective, we generated EBITDA of $42 million dollars in the quarter, up from $30 million dollars a year ago.

On a consolidated basis, we turned our inventories 4.1 times during the quarter, compared to 5.2 times in the third quarter of last year.

Inventory levels are somewhat elevated as a result of slowing demand, combined with strategic opportunistic purchases designed to mitigate the impact of pricing volatility. We expect inventories to trend downward during the fourth quarter, continuing into the first quarter of next year. We expect to return to our inventory turn goal of 5 turns toward the end of the first quarter.

Average days sales outstanding were 51.4 days in the quarter, compared to 52.4 a year ago.

Through the first nine months of the year, capital spending amounted to $17.1 million dollars, compared to $11.8 million dollars last year. We now expect to spend a total of $20 to $22 million dollars in total for the year 2006.

We have also paid out approximately $4.5 million in dividends during the first nine months.

We were able to slightly lower our debt during the quarter, bringing our long-term debt-to-total-capital ratio down to 40% at September 30, compared to 48% at December 31, 2005.

At September 30, we continued to be in full compliance with all of our debt covenants.

Now I will turn the call over to Henning for a more detailed analysis of operations.

.

HENNING

Thanks, Dave.

Net sales from continuing operations, as Dave noted earlier, were $336 million in the third quarter, up 36% from a year ago.

Our gross margin of 20.7% improved 1.5 percentage points from the third quarter of 2005, a result of decreased materials volatility in our Processed Metals segment, higher sales volumes, and improved efficiencies.

Our operating margin of 10.7% was

2.1 percentage points higher than the year-ago quarter, a function of higher gross margins, lower SG&A expenses, and mix.

Looking at the results of our two segments, Building Products – which represents 67% of our total sales – generated a sales increase of 52% to $226 million. The growth was the result of continued market share growth, coupled with strong activity in our commercial and industrial building products businesses.

Gross margins were 25.8%, essentially unchanged from the year-ago quarter. The operating margin was 15.3%, compared to 15.6% in the third quarter of 2005. The slight decline was driven by mix.

Our Processed Metal Products segment had third-quarter sales of $110 million, up 12% from a year ago, a result of strong demand and higher prices in our powdered copper business, and better pricing than a year ago in our strip steel business.

Our gross margin was 10.5%, up 1.5 percentage points from the year-ago quarter, and the operating margin was 6.9%, up from 4.4% in the third quarter of 2005. Reduced material volatility was a key factor in the margin improvements experienced by our strip steel and service center businesses, coupled with improved efficiencies and higher volumes particularly at our powdered copper business in China.

At this point, let me provide some commentary on our outlook for the fourth quarter and as we look ahead to 2007.

30% of our businesses in our Building Products segment are experiencing pressure from the slowdown in the new-build housing market. Offsetting that is continued strength in the repair/remodel, commercial, industrial, and architectural markets, which account for approximately 70% of our building product segment sales.

To put this slowdown in context, the size and strength of the U.S. housing market – with total assets of $33 trillion – give it great resiliency to absorb and adapt to changing demographics and dynamics. As Brian mentioned earlier, we anticipate conditions improving in the second half of next year. This is supported by the study just completed by the Harvard Committee on Housing, which forecasts a soft landing for the housing market, with an 18-month duration which started approximately six months ago.

The long-term opportunities related to the building market in general remain robust, with positive drivers imbedded deep within the industry. It is also worth noting that the automotive industry is still strong as Brian indicated – with forecasted 2006 sales of 16.6 million units, and continued strength in 2007 – perhaps with continued changes in market share.

As we’ve discussed on recent calls, our current business structure now gives us broader participation in the commercial, industrial, and architectural markets, all of which continue to experience growth. Overall, our businesses continue to grow organically, and we are actively exploring other opportunities to expand and focus our product and market participation.

In our Processed Metal Products segment – which accounts for 33% of our total sales – our powdered metals business remains strong, with good growth opportunities. Margins in our strip steel business are expected to continue to improve as the market and customers it serves stabilize.

As Brian mentioned, we continue to grow our businesses, with a renewed focus on new opportunities, including international vehicle manufacturers. We are also evaluating a full range of options to improve the bottom-line performance of this business.

Our fourth quarter will track the normal seasonal slowing – unlike 2005 when the slowdown was offset by strong economic factors, including high regional demand related to storm damage – this year we will feel the impact of the reduction in domestic automotive production levels and the slowdown in the new-build housing market.

In light of all of these considerations, we expect our fourth-quarter EPS from continuing operations will be in the range of $.30 to $.35, which compares to $.17 in the fourth quarter of 2005 (reported exclusive of one-time charges, which amounted to $.23 per share, or $.40 per share before one-time charges), barring a significant change in business conditions.

We are continuing to streamline, consolidate, and extract efficiencies from our operations – which together with the restructuring of our business portfolio – is driving steady and sustainable long-term improvements in our margins.

Even with challenging conditions in some of the markets we serve, we are on track to generate our best-ever sales, net income, and earnings per share in 2006.

We continue to move Gibraltar into a more resilient business platform, one that has the ability to succeed in spite of adverse conditions in some markets.

At this point, I’ll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call to any questions that any of you might have, let me make a couple of closing comments.

While we generated our best-ever third quarter and nine-month results, at this point that is old news.

Looking ahead, our strategic focus remains unchanged: continue to grow our sales and earnings, generate consistent and sustainable margin improvements, increase our cash flow to fund more of our growth internally, and drive our returns higher over time.

Using those targets to guide our strategic decisions, we believe, will allow us to maximize shareholder value, and that is the clear focus of this management team.

As I noted earlier, we also continue to evaluate a wide range of acquisition opportunities that will further focus our business and help to offset the temporary softness in some of our businesses.

That concludes our prepared comments for today. At this point, we’ll open the call to questions that any of you may have.

Q & A Session

Thank you for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.